Exhibit 2.5

AMENDMENT TO RIDER TO CONTRACT TO BUY AND SELL REAL ESTATE

This Amendment to Rider, (the “Amendment”), is made to the Rider, (the “Rider”) attached to and made a part of the Contract to Buy and Sell Real Estate (Commercial) dated as of January 26, 2022 (the “Contract”), by and between, Manitou Springs Real Estate Development, LLC, a Colorado limited liability company, as Seller, and Emerald Fields Merger Sub, LLC, a Colorado limited liability company, as Buyer, with respect to the Property, as more particularly defined in the Contract.

1.                  Paragraph 7(a) of the Rider is hereby amended to read as follows:

7(a) Title Policy. The Title Company shall be prepared and irrevocably committed, subject to Buyer’s payment of any title premiums that Buyer is required to pay in accordance with the Contract, to issue to Buyer an owner’s extended coverage title insurance policy (the “Title Policy”) on a standard American Land Title Association form in accordance with the ALTA Commitment for Insurance issued by Capstone Title Company, Order No. 220240, (the Title Insurance Commitment”),with the standard pre-printed exceptions appearing on the Title Insurance Commitment, 1, 2, 5 and 6 deleted, ( standard printed exceptions on the Title Insurance Commitment Nos. 3, 4, 7 and 8 will not be deleted), insuring title to the Property in Buyer (or its assignee) in an amount equal to the Purchase Price, subject only to those title exceptions accepted by the Buyer or that the Buyer has failed to timely object, (the “Permitted Exceptions”) and with all endorsements agreed to between Buyer and Title Company.

2.                  All other terms and conditions of the Rider shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, Seller and Buyer have executed this Rider as of the date first written above.

Seller: Manitou Springs Real Estate Development, LLC a Colorado limited liability company	Buyer: Emerald Field Merger Sub, LLC, a Colorado limited liability company

By: _/s/ Donald Douglas Burkhalter	By:	Schwazze Colorado, LLC,
Donald Douglas Burkhalter		its Sole Member
Title: Owner/Manager

By:	Medicine Man Technologies, Inc.,
its Manager

By: /s/ James A. Gulbrandsen	By:	/s/ Justin Dye
James A. Gulbrandsen		Name: Justin Dye
Title: Owner/Manager		Title: Chief Executive Officer